UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2012

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer Identification No.
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On February 29, 2012, Washington Gas Light Company (Washington Gas), a wholly owned subsidiary of WGL Holdings, Inc. (WGL Holdings), filed an application with the Public Service Commission of the District of Columbia (PSC) requesting authority to increase its rates and charges and to revise the terms and conditions applicable to gas service in the District of Columbia. The filing was in response to the PSC’s initiation of a proceeding to review Washington Gas’ base rates.

This application seeks to establish new base rates and charges that will increase annual operating revenues by approximately $29.0 million, resulting in an overall rate of return of 8.91% and a return on common equity of 10.90%. A significant element of the base rate case is the recovery of costs associated with current and past pension expense. Washington Gas has continued to track and defer the differences between expenses calculated for pension benefits and Other Post-Employment Benefits (OPEB) and the amounts collected in rates for such costs, consistent with prior Commission rulings. The recovery of these costs is the primary component of the revenue requirement increase in this case. Washington Gas seeks to reset rate recovery to current levels of these expenses and to amortize the deferred balances over a three-year period, consistent with the Commission’s past treatment of such deferred balances.

In addition to the increase in base rates, Washington Gas has requested a $119 million expansion of an existing accelerated infrastructure replacement program designed to enhance safety and system reliability in a manner that does not financially burden Washington Gas or its customers. Washington Gas proposes to recover the related costs of this program through the separate surcharge currently in use and has not included recovery of any incremental costs in the base rate increase requested.

Finally, Washington Gas proposes certain changes to its general service provisions, including a new provision pertaining to the balancing of gas deliveries from operators of natural gas-fired generating stations.

A copy of the Washington Gas news release announcing the rate application filing is attached hereto as an Exhibit 99.1 to this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1  –  News Release issued February 29, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

Washington Gas Light Company
(Registrant)

Date: March 5, 2012	/s/ William R. Ford
William R. Ford
Controller
(Principal Accounting Officer)